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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Guaranty Bancorp:

        We consent to the incorporation by reference and to the reference to our firm under the heading "Experts" in the prospectus in the registration statement on Form S-3 of Guaranty Bancorp (formerly, Centennial Bank Holdings, Inc.) of our report dated March 23, 2007, with respect to the consolidated statements of income (loss), changes in stockholders' equity and comprehensive income (loss), and cash flows of Guaranty Bancorp and subsidiaries for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of Guaranty Bancorp.

/s/ KPMG LLP

Denver, Colorado
December 14, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM